Exhibit 10.72

July 19, 2007

Jon Rosen

124 Lessay

Newport Coast, CA 92657

Dear Jon:

Reference is made to that certain letter agreement, dated June 19, 2006, between Jon Rosen (“Employee”) and Autobytel Inc. (“Company”), pursuant to which Employee was offered and accepted the position of Senior Vice President, Web Business Operations of the Company (the “Letter”).

Under such Letter, the Company agreed to cover the closing costs on the sale of Employee’s then current primary residence as described in the Letter. In lieu of covering such costs, including, without limitation, customary real estate broker fees not to exceed 6%, reasonable legal fees, title costs and similar reasonable out of pocket expenses, the Company and Employee agree that the Company will pay Employee seventy five thousand dollars ($75,000).

This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between Employee and the Company, whether written or oral, regarding the subject matter hereof. Except as modified by this letter, the other provisions of the Letter shall remain in full force and effect.

Please evidence your agreement with the foregoing by signing below and returning a signed copy of this letter to the undersigned.

Best regards,

Autobytel Inc.

/s/ James E. Riesenbach
James E. Riesenbach CEO and President

ACCEPTED AND AGREED TO
this 19 day of July, 2007:

/s/ Jon Rosen
Jon Rosen